Exhibit 10. 53
DESCRIPTION OF CERTAIN COMPENSATORY ARRANGMENTS BETWEEN MOTOROLA, INC. AND GREGORY Q. BROWN AND BETWEEN MOTOROLA, INC. AND SANJAY K. JHA (as of December 15, 2008)
Voluntary Compensation Reductions
Motorola Co-CEOs Greg Brown and Sanjay Jha will voluntarily take a 25 percent decrease in base salary in 2009 and forego 2008 bonuses under the Company’s annual cash incentive plan (“Annual Incentive Plan”). In the first quarter of 2009, the Compensation and Leadership Committee has agreed to make a grant of restricted stock units to Dr. Jha with a value equal to: $2.4 million less the amount of cash that would have been payable to Mr. Brown under the Annual Incentive Plan had he not foregone his annual cash incentive. The restricted stock units will vest in two equal installments on the first anniversary of the grant and on October 31, 2010.